Exhibit 10.2

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

TECHNOLOGY DEVELOPMENT AGREEMENT

Contract Number: TD120504

THIS TECHNOLOGY DEVELOPMENT AGREEMENT (the “Agreement”) is executed and effective as of May 7, 2012 (the “Effective Date”), by and between CELSION CORPORATION (“Celsion”), a corporation organized and existing under the laws of the State of Delaware, and Zhejiang Hisun Pharmaceutical Co. Ltd. (“Hisun”), a corporation organized and existing under the laws of China, with offices at 46 Waisha Road, Jiaojiang District, Taizhou City, China and Hisun Pharmaceutical USA Inc., a Delaware corporation, having a place of business located at 212 Carnegie Center, Suite 302, Princeton, New Jersey 08540-6236, in connection with Section 17.16 (“Hisun USA”).  Celsion and Hisun are sometimes referred to herein individually as a “Party” and collectively as “Parties”.

RECITALS

WHEREAS, subject to the terms and conditions set forth in this Agreement, Celsion desires to have Hisun manufacture and supply certain pharmaceutical products for Celsion, and Hisun desires to manufacture and supply such products to Celsion.

NOW, THEREFORE, the Parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, the following terms will have the meanings set forth below:

1.1	Capitalized terms not otherwise defined herein will have the meaning given to them in the Agreement.

1.2	“Agreement” shall mean this Agreement, as amended from time to time.

1.3
“Applicable Laws” shall mean all statutes, laws, regulations and rules issued by governmental authorities relative to the sourcing, development, manufacture, storage, packaging, supply, marketing, distribution or sale of the Product in effect from time to time during the Term.

1.4	“Audit” means a review and inspection of facilities, processes, procedures and documents as described in Section 5.3.2 of this Agreement.

1.5
“Celsion Background IP” means all confidential and proprietary information, documentation, data, inventions, processes, formulas, analyses, procedures, techniques, software, know-how, trade secrets, patent rights, (including all patents and patent applications, continuations, divisions, and provisional applications), drug substance stability data, impurity profiles, reference standards, and technical expertise that Celsion has provided or will provide to Hisun to assist Hisun in carrying out its obligations under this Agreement.

1.6	“Celsion Indemnified Parties” shall have the meaning set forth in Section 14.1.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

1.7
“Celsion Know-How” means any technology, technical information, know-how and proprietary information, including without limitation, all biological, chemical, pharmacological, toxicological, clinical assay and other information, data, specifications, discoveries, inventions, improvements, processes, analytical methods, techniques, formulae and trade secrets, patentable or otherwise, related to the development, manufacture and supply of the Product.

1.8	“Clinical Data” shall have the meaning set forth in Section 2.3.2.

1.9	“COA” shall have the meaning set forth in Section 4.4.

1.10	“Confidential Information” shall have the meaning set forth in Section 10.1.

1.11
“Commercially Reasonable Efforts” shall mean the efforts and resources normally used by the relevant Party to carry out such activities in a sustained manner consistent with the efforts such Party uses for Products with similar market and profit potential and similar scientific, technical, developmental and regulatory risks based on conditions then prevailing.

1.12	“Development Program” shall have the meaning set forth in Section 2.2.1.

1.13	“Disclosing Party” shall have the meaning set forth in Section 10.3 hereof.

1.14	“Disputed Product” shall have the meaning set forth in Section 5.3(b).

1.15	“Effective Date” shall have the meaning set forth in the first paragraph of this Agreement.

1.16
“FDCA” means the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.), as may be amended from time to time, together with any rules and regulations promulgated thereunder, or its foreign equivalent.

1.17	“FDA” means the United States Food & Drug Administration.

1.18	“Forecast” shall have the meaning set forth in Section 4.3.

1.19
“GMP” means the then-current good manufacturing practices required by the SFDA for the manufacture and testing of pharmaceutical materials, and comparable laws or regulations applicable to the manufacture and testing of pharmaceutical materials imposed by any regulatory authority in the Territory, as the foregoing may be updated from time to time, including without limitation, the guidelines and principles detailed in (a) the United States Current Good Manufacturing Practices (21 CFR Parts 200, 211 and 600), (b) the “Rules governing Medicinal Product in the European Community – Volume IV Good Manufacturing Practice for Medicinal Products”, (c) the “International Conference on Harmonization (“ICH”), Guidance for Industry: Q7A Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients, and (d) the foreign equivalents thereof.

1.20
“Hisun Background IP” means all confidential and proprietary information, documentation, data, inventions, processes, formulas, analyses, procedures, techniques, software, know-how, trade secrets, patent rights, (including all patents and patent applications, continuations, divisions, and provisional applications), [drug substance stability data, impurity profiles, reference standards, and technical expertise that Hisun has provided or will provide to Celsion to assist Celsion in carrying out its obligations under this Agreement.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

1.21	“Hisun Indemnified Parties” shall have the meaning set forth in Section 14.2.

1.22
“IND” means any investigational new drug application that is required to be filed with the FDA, SFDA or any other regulatory authority in the Territory before beginning clinical testing of the Product in human subjects. In China, IND may also be referred to as “CTA” or Clinical Trial Approval.

1.23	“Initial Forecast” shall have the meaning set forth in Section 4.2.

1.24	“Joint Steering Committee” shall have the meaning set forth in Section 2.4(b) hereof.

1.25	“Latent Defect” means a defect that causes the Product to fail to conform to the Specifications and that was not discoverable upon reasonable inspection and testing.

1.26	“Manufacturing Sites” shall have the meaning set forth in Section 3.1.

1.27
“NDA” means a new drug application or supplemental new drug application or any amendments thereto, submitted to the FDA in the United States, or the SFDA  Recommend defining Chinese NDA separately for final document.

1.26	“Party” or “Parties” shall have the meaning set forth in the first paragraph of this Agreement.

1.28
“Product” means any heat sensitive product containing any isomer, metabolite, salt, ester, dimer, trimer or other complex, prodrug, polymorph, hydrate, semihydrate, degradant or formulation of doxorubicin encapsulated in heat sensitive liposomes, as further described in IND #66,827, and that may be covered by the Celsion Patent Rights.  “Product” shall also include the combination of the foregoing with (a) one or more therapeutically active ingredients and/or (b) equipment for use with one or more of the foregoing.

1.29	“Project Team” shall have the meaning set forth in Section 2.2.1.

1.30	“Purchase Price” shall have the meaning set forth in Section 3.1.

1.31	“Receiving Party” shall have the meaning set forth in Section 10.3 hereof.

1.32
“Regulatory Approvals” means all approvals (including, without limitation, INDs, CTAs, NDAs, marketing authorizations and supplements and amendments thereto), licenses, registrations or authorizations of any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity necessary for the development, importation, manufacture, storage, shipment or sale of the Product in a given regulatory jurisdiction in the Territory.

1.33
“Regulatory Authority” means any material, federal, state or local governmental or quasi-governmental authority, agency, department, or instrumentality, responsible for granting Regulatory Approvals for the Product in a given regulatory jurisdiction, including without limitation, the FDA and the SFDA.

1.34	“Restricted Field of Use” shall have the meaning set forth in Section 12.1.

1.35	“SFDA” means the State Food and Drug Administration of the People’s Republic of China.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

1.36
“Specifications” means the specifications for the Product, a preliminary draft of which is set forth in Schedule 1.36 attached hereto, and a final version of which shall be attached after SFDA approval of the Product, as the same may be modified thereafter upon mutual agreement of the Parties.

1.37	“Term” shall have the meaning set forth in Section 9.1.

1.38	“Territory” shall mean the People’s Republic of China, Hong Kong and Macao.

ARTICLE 2

PRODUCT DEVELOPMENT ACTIVITIES

2.1
License.  Subject to terms and conditions of this Agreement, Celsion hereby grants to Hisun, a non-exclusive, royalty-free license to develop, manufacture and supply the Product to Celsion in the Territory.  Hisun shall not enter into any sublicenses hereunder without the prior written consent of Celsion, which consent shall be in Celsion’s sole and absolute discretion.

2.2	Development Program and Funding.

2.2.1
Development Program.  Upon execution of this Agreement, the Parties shall establish a project team comprised of representatives of both companies (the “Project Team”) to develop and validate the program, processes and the technical and regulatory support and services necessary for the production, manufacture, storage, packaging and shipment of the Product (the “Development Program”).  The Project Team leaders from Hisun shall be [***], and [***] shall facilitate communication between the Hisun and Celsion team members.  [***], or another executive designated by Celsion, shall serve as the team leader of the Project Team.  The Development Program shall include the preparation of a written comprehensive plan for the development of the Product that adequately reflects Celsion’s requirements regarding Product Specifications, process development and manufacturing scale-up activities, quality control, sourcing, handling and storage of raw materials, preparation of test and registration batches and regulatory compliance, relevant timelines for and the estimated number of patients to be enrolled in the clinical studies, as well as the specific technical, development and regulatory activities that each Party is responsible for.  The initial Development Program for production of Product in the Territory shall be developed by the Parties within 12 months of the Effective Date and may be updated and amended from time to time upon mutual agreement of the Parties.  Celsion shall have the ultimate authority to approve all aspects of the Development Program.  In implementing the Development Program, each Party agrees to make available such key personnel as may be necessary or appropriate to liaise and coordinate on a regular basis.

2.2.2
Development Funding.  Hisun shall be solely responsible for providing all of the technical and regulatory support services outlined herein and for funding the following mutually agreed costs related to the development and manufacture of the Product in the Territory:

(a)
The cost of all technical transfer, registrational and bioequivalence studies, technical transfer costs and Celsion consultative support costs (including all reasonable travel, room and board expenses incurred by Celsion personnel in providing such assistance), including “out of pocket’ expenses incurred by Celsion.  For clarity, Celsion expenses do not include reimbursement for Celsion employee salaries.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

(b)
Beyond direct costs for development, Hisun shall be solely responsible for the purchase of any equipment necessary for the manufacture of the Product including capital equipment and any additional facility, construction, expansion, retrofit, or equipment acquisition or leasing costs necessary to support capacity requirements for the supply of the Product hereunder.

2.2.3
Consulting and IP Fees.  In exchange for (i) all of the support and services provided by Hisun to Celsion hereunder during the development phase and (ii) Hisun’s assignment to Celsion of the improvements to the Celsion Background IP pursuant to Section 15.1.3,  at any time on or prior to the fourth year anniversary of the Effective Date (unless an extension has been granted by Hisun), Celsion shall pay to Hisun a fee in the amount that is sum of (A) the aggregate amount of total development costs set forth in Section 2.2.2 that have been incurred pursuant to the Development Plan (the “Development Cost”) and (B) an additional amount that accrues [***] on the average annual Development Cost, commencing on the successful completion of three registration batches of the Product.

2.3	Studies Necessary for Regulatory Approval.

2.3.1      Conduct of Studies.  Hisun shall be responsible for conducting studies required by the SFDA and other Regulatory Authorities in the Territory for registrational approval of the Product for manufacture and sale in the Territory, including the completion of any technical transfer or bioequivalence studies or protocols.  These may include non-clinical and clinical studies. Celsion agrees to provide all technical assistance as may be required to support the transfer of the Celsion Know-How to Hisun on a timely basis for use by Hisun solely for the purposes of fulfilling its obligations under this Agreement.

2.3.2      Ownership and Use of Clinical and Non-Clinical Data.  Celsion shall be the sole owner of all data and information generated by and in connection with the clinical and other studies (the “Clinical Data”) performed hereunder relative to the registrational approval, manufacturing and sale and marketing/promotion of the Product in the Territory.  Hisun shall have the right during the Term to use all such Clinical Data in connection with its performance of its obligations under this Agreement.

2.4	Regulatory Submission.

(a)         Regulatory Approvals.  Hisun shall be responsible for preparing and submitting all regulatory submissions and filings, and for obtaining and maintaining all approvals from Regulatory Authorities necessary to fulfill its obligations hereunder.  Hisun shall keep Celsion regularly apprised of the status of all ongoing discussions with Regulatory Authorities.  Hisun also shall provide Celsion with adequate notice of all meetings and conferences with Regulatory Authorities, so that Celsion can have a representative participate or attend any such meetings or conferences if it so elects.  Celsion shall have the ultimate oversight authority and responsibility for all regulatory activities relating to the manufacture and sale of the Product in the Territory, and also shall have the ultimate authority and responsibility for obtaining and maintaining all Regulatory Approvals and authorizations in the Territory, including without limitation, all regulatory, administrative, and third party payor-related activities relating to pricing and reimbursement of the Product in the Territory.  Celsion agrees to provide all such regulatory support, cooperation and assistance to Hisun as may be necessary to secure all Regulatory Approvals necessary for the manufacture and sale of the Product in the Territory.  All Regulatory Approvals shall be obtained in the name of Celsion unless legally required otherwise, in which case Hisun may hold such Regulatory Approval in trust for Celsion, and upon termination of this Agreement, Hisun shall transfer such Regulatory Approval to Celsion, and Celsion shall reimburse Hisun for all of its out-of-pocket expenses related to such transfer.  Hisun shall make all relevant documents, data and information necessary for any Regulatory Approvals relating to the Product or its manufacturing processes available at all times to Celsion to facilitate regulatory filings and approvals, including approvals by the FDA and the European Union regulatory bodies.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

(b)         Joint Steering Committee.  All major decisions with respect to the Regulatory Approvals shall be made through the majority vote of a joint steering committee (“Joint Steering Committee” or “JSC”).  The JSC shall consist of four (4) members, two (2) representatives from each of Celsion and Hisun, each of whom shall have experience and seniority sufficient to enable him or her to make decisions on behalf of the party he or she represents.  In the event of a deadlocked vote of the JSC, the issue shall be brought to the attention of the CEOs of both Celsion and Hisun, who shall engage in good faith commercially reasonable discussions and efforts to mutually agree on a resolution of the deadlock issue.  If the CEOs are unable to resolve such deadlock issue within ten (10) business days, Celsion shall then have the ultimate authority and deciding vote with respect to the deadlock issue.  Promptly upon completion of the development phase for the Product, Celsion and Hisun shall each appoint its representatives to the JSC.  Celsion and Hisun may each change its JSC representatives at any time by giving written notice to the other.  The JSC shall meet (in person or otherwise) within ninety (90) days after completion of the Development Program and, thereafter, as agreed by the parties, but no less than once per calendar quarter during the twelve (12) months following the Effective Date, and at least twice per year thereafter during Term.  Additional Representatives of a party may attend meetings of the JSC on an ad hoc invited basis as appropriate.

(c)         JSC Administration.  Celsion shall appoint a chairperson.  The chairperson shall be responsible for calling meetings of the JSC and for leading the meetings.  A member from Hisun shall serve as secretary of that meeting.  The secretary of the meeting shall prepare and distribute to all members of the JSC draft minutes of the meeting within thirty (30) days following the meeting to allow adequate review and comment.  Such minutes shall provide a description in reasonable detail of the discussions held at the meeting and a list of any actions, decisions or determinations approved by the JSC.  Minutes of each JSC meeting shall be approved or disapproved, and revised as necessary, within thirty (30) days of each such meeting.  Final minutes of each meeting shall be distributed to the members of the JSC by the chairperson

ARTICLE 3

PAYMENTS; PURCHASE AND PRICE OF PRODUCT

3.1
Purchase of Product; Product Pricing.  Subject to Sections 4.1, 4.2 and 4.4 below, upon approval of the Product by the SFDA and at all times thereafter during the Term of this Agreement, Hisun agrees to manufacture and supply to Celsion, its requirements of Product for sale in the Territory, as requested by Celsion from time to time.  The amount of Product requested by Celsion will [***].  Celsion will pay the purchase price for the Product set forth on Schedule 3.1A attached hereto (the “Purchase Price”).  Schedule 3.1B lists Hisun’s and its Affiliates’ sites where Product will be manufactured (the “Manufacturing Sites”).  Hisun may not change any of the Manufacturing Sites it manufactures or supplies the Product from, or subcontract any of its obligations hereunder, without the prior written consent of Celsion, which consent shall be in Celsion’s sole and absolute discretion.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

3.2
Celsion Right to Use Alternative Supplier.  In the event that Celsion reasonably determines at any time that Hisun will be unable to meet the requirements for Product deliveries in either quantity or in the timeframe requested by Celsion, Celsion shall be permitted to source the amount of any such Product shortfall [***] from alternative suppliers.

3.3
Terms of Payment.  Celsion agrees to pay all invoices within [***] from the date of the applicable invoice.  All payments to Hisun will be made by Federal Reserve wire transfer to an account designated by Hisun.  All payments made under this Agreement will be made in United States Dollars. [***]

ARTICLE 4

PURCHASE OF PRODUCT; FORECASTS

4.1
Minimum Purchase Requirements.  Assuming that Hisun has sufficient capacity to fulfill its obligations under this Agreement, and that it has otherwise complied with all of its obligations hereunder (including all Product quality and quality control testing obligations hereunder), Celsion will purchase from Hisun, [***].  For purpose of determining the date upon which Product is purchased pursuant to the terms of this Agreement, the date of “purchase” of Product means the date upon which Hisun is obligated to deliver such Product to Celsion pursuant to this Agreement. In the event that Hisun is unable to meet the requirements for Product deliveries in either quantity or in the timeframe requested or the Product delivered failed to meet the Specifications, Celsion shall be permitted to source the amount of any such Product shortfall [***] from alternative suppliers.

4.2
Forecasts.  Upon receipt of the Regulatory Approval for manufacturing and marketing of the Product by the relevant Regulatory Authority for each jurisdiction in the Territory, and on or before the first day of each Calendar Quarter thereafter, Celsion will provide a good faith estimate of Celsion’s expected requirement of Product for the following Calendar Quarter and the remaining period of the calendar year (the “Forecast”) in the relevant jurisdiction in the Territory.  The initial Forecast is attached hereto as Schedule 4.2 (the “Initial Forecast”).  The Parties agree that the Forecasts are for general planning purposes only, however the first two quarter of each Forecast binding on Celsion.  [***]  If Celsion reasonably determines that Hisun will be unable to satisfy this additional demand for Product, Celsion shall be permitted to source the amount of any such Product shortfall [***] from alternative suppliers.  Any amounts sourced from another supplier will not be used in calculating the Territory forecasted sales amount for purposes of calculating the amount of Product sourced through Hisun hereunder.

4.3
Purchase Orders.  Celsion will purchase Product solely by the issuance of an electronic or written purchase orders to Hisun.  Such purchase orders must be for whole lot size quantities of Product as identified in Schedule 4.3A attached hereto.  Celsion will submit each such written purchase order to Hisun [***] in advance of the date specified in each purchase order by which delivery of the Product is required.  Each purchase order will include the information listed in Schedule 4.3B attached hereto.  Notwithstanding the foregoing, Hisun will use commercially reasonable efforts (but will not be obligated) to meet any request of Celsion for delivery of Product in less than (90) days, and further, Hisun will attempt, but will not be obligated, to accommodate any changes requested by Celsion in delivery schedules for Product following Hisun’s receipt of purchase orders from Celsion.  Upon receipt and acceptance of each purchase order by Hisun hereunder, Hisun will supply the Product in such quantities and by the delivery dates specified in such purchase order, unless otherwise mutually agreed to in writing by the Parties.  Upon delivery to Celsion, the expiration date on each unit of Product shall be at least [***] from the date of delivery.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

4.4
Shipment of Product.  Shipment of Product will be to the distribution center(s) designated by Celsion in China.  Hisun will not make direct shipments to final customers.  Celsion will select and pay the carrier to be used.  Product will be shipped, per Specification, FOB Shanghai, China, freight class, Class 70 (Class of Commodity for Food and Pharmaceutical Product), or as may otherwise be required pursuant to Applicable Laws and Product storage specifications.  All Product shipped by Hisun shall be clearly marked for delivery to the Celsion or customer locations as Celsion may designate.  Hisun shall ship all Product in accordance with the instructions specified in Celsion’s purchase order.  A Certificate of Analysis (“COA”), a form of which is attached hereto as Schedule 4.4, specific to the testing of each lot/batch, must accompany each shipment.  Hisun shall maintain a copy of each such COA in compliance with GMP.  Hisun shall provide a duplicate copy of the COA, a commercial invoice and an airway bill with each shipment.  Title and risk of loss or damage to the Product will remain with Hisun until it reaches the distribution center designated by Celsion in Shanghai, China, at which time title to the Product will rest in, and risk of loss or damage to the Product will pass to, Celsion FOB Shanghai, China.

4.5	Testing and Rejection of Delivered Product.

4.5.1
Non-Conforming Product.  Celsion shall have the right, at its sole discretion and at its cost and expense, to inspect and test any and all Product delivered to it hereunder to determine whether such Product complies with the Specifications.  Compliance verification may include but is not limited to on-site inspections, environmental monitoring program reviews, employee training and methods analysis, batch record reviews, controlled document maintenance assessment, analytical and physical analysis, among other commonly used means to assess Product Quality.  Celsion will use validated methods to test the Product.  Celsion will notify Hisun in writing [***] after delivery thereof if it rejects any Product delivered or to be delivered because such Product failed to meet the Specifications, quality practices (GMP), or does provide sufficient documented assurances of a Quality environment.  If Celsion rejects any Product, Hisun and Celsion will conduct a joint investigation to determine the cause of the defect or system failure.  In the event of a specification failure, Hisun shall have the right, at its request, to conduct its own tests on such rejected Product.  Product not rejected within [***] will be deemed accepted and will constitute a waiver of any claims Celsion may have against Hisun with respect to payment for such shipment subject, however, to Celsion’s right to reject any Product for Latent Defects discovered by Celsion and return such Product to Hisun with [***]of the identification of such Latent Defect by Celsion.  Hisun will replace any properly rejected Product with Product which meets the Specifications within a commercially reasonable time and will deliver such replacement Product to Celsion, at Hisun’s sole cost and expense.  In addition, Hisun will, at Hisun’s sole cost and expense, arrange for all such rejected Product to be picked up promptly and, where applicable, destroyed in accordance with all Applicable Laws.  Celsion will have no responsibility to Hisun for the Purchase Price of such nonconforming Product, but will pay Hisun the Purchase Price for the replacement Product in accordance with Section 3.1 above; provided, however, that to the extent Celsion previously paid for Product it properly rejected in accordance with this Section 4.5.1, Celsion will receive a credit against the Purchase Price for the replacement Product.  Product properly rejected in accordance with this Section 4.5 will not be applied to Celsion’s purchase commitment set forth in Section 4.1, but replacement Product will be so applied.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

4.5.2
Disputed Product.  Notwithstanding Section 4.5 above, if following the joint investigation contemplated by Section 4.5, Celsion and Hisun disagree on whether any Product rejected by Celsion complies with the Specifications, or on the methods for or results of testing of any of such rejected Product, an independent laboratory which is acceptable to both Parties will test the Product in dispute (“Disputed Product”) using the test methods set forth in the NDA, and any other applicable GMP test method used by Hisun at the time the Disputed Product was manufactured, which tests will be validated by such laboratory independently.  If such laboratory finds that the Disputed Product meets the Specifications, Celsion will pay the fees of such laboratory related to such testing and will promptly pay for the Disputed Product.  If such laboratory finds that the Disputed Product fails to meet the Specifications, Hisun will pay the fees of such laboratory related to such testing and will promptly replace the Disputed Product in accordance with the Section 4.5.1 above.  Both Parties hereby agree to accept and be bound by the findings of such independent laboratory.  Time is of the essence.  Both Parties agree that the resolution of the dispute will result in Celsion being required to purchase product with less than [***] of shelf life

ARTICLE 5

MANUFACTURING AND QUALITY

5.1
Manufacturing.  Hisun will manufacture, package, label, test, prepare for shipment and ship Product to Celsion from Hisun’s facilities, at the times and in the quantities set forth by Celsion in a purchase order pursuant to Section 4.3.  Hisun will maintain compliance with GMP, or equivalent, in the territories for which it supplies Product. Each Product that is shipped:  (i) will be manufactured in accordance with GMP in effect at the time of manufacture, (ii) will not be adulterated or misbranded by Hisun within the meaning of the FDCA, (iii) will be manufactured, sold and shipped in compliance with all Applicable Laws, and (iv) upon delivery to Celsion, FOB Hisun’s loading dock, will convey good title to such Product to Celsion and such conveyance will be free and clear of any liens, security interests, adverse claims or other encumbrances.

5.2	Modifications.

5.2.1
Modification to Specifications.  Celsion will inform Hisun in writing as soon as practical of any proposed modification to the Specifications for the Product that Celsion desires to make from time to time for scientific or business reasons.  With the exception of improvements to facilities and supporting infrastructure investments, any assets acquired by Hisun on Celsion’s behalf pursuant to this Section 5.2 and paid for by Celsion will be maintained by Hisun in the normal course of business, and to the extent reasonably severable from Hisun’s facility without damage or disruption to such facility, shall be returned to Celsion as soon as practicable after the termination or expiration of this Agreement.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

5.2.2
Equipment purchased by Hisun pursuant to this Section 5.2 shall be maintained by Hisun in the normal course of business, and to the extent reasonably severable from Hisun’s facility without damage or disruption to such facility, shall be purchased by and delivered to Celsion, at its sole option, as soon as practicable after the termination or expiration of this Agreement.

5.2.3
Equipment purchased for the purpose of increasing batch size per the agreed to volume – pricing schedule attached (Schedule 3.1A) shall be owned and paid for by Hisun and is subject to the provisions of Section 5.2.2 above

5.2.4
Modification Required by Applicable Law or Regulatory Authorities.  Celsion will notify Hisun as soon as practical of any changes to any Specifications or procedures that are required by Applicable Law or any Regulatory Authority that could have an impact on Hisun’s performance of its obligations under this Agreement.  Any such changes will be deemed (and treated as) modifications proposed by Celsion under this Section 5.2; provided, however, that if Celsion is not willing to pay for such modification that is required by Applicable Laws as described in this Section 5.2, or Hisun is unable to implement such modification that is required by Applicable Laws after exercising Commercially Reasonable Efforts, Celsion may terminate this Agreement as of the earlier of (i) the date Applicable Laws require the implementation of such modification, or (ii) thirty (30) days after written notice from Celsion to Hisun.  Every proposed modification will be treated separately.

5.2.5
Other Modification Rules.  Hisun shall not make any change or modification to the manufacturing process, facility, equipment, system or Product Specifications (including Specifications of manufacturing, testing, packaging, labeling, storage conditions) without Celsion’s prior written approval and Hisun shall be solely responsible all costs incurred in implementing the approved modifications. Hisun shall not be required to make a modification that is prohibited by Applicable Laws or Regulatory Authorities.  Celsion will have the ultimate authority and responsibility for obtaining any and all necessary Regulatory Approvals from the SFDA for modifications to the Specifications and NDA and for reporting any modifications to the Specifications and the NDA to the SFDA as appropriate.

5.3
Quality Control and Assurance; GMP Audit.  Hisun and Celsion will enter into a formal Quality Agreement as is required by most international regulatory agencies and is customary for the manufacture of commercial injectable (parenteral) drug preparations.

5.3.1
Quality Control and Assurance.  Hisun will manufacture the Product in compliance with the Specifications.  Hisun will perform ongoing quality control and quality assurance testing on the Product to be delivered to Celsion hereunder in accordance with the Specifications and GMP.

5.3.2
Access to Hisun Facilities by Celsion Representatives.  Upon no less than forty-eight (48) hours written notice to Hisun and no more than twice annually during the Term, Hisun will permit Celsion to conduct an audit (the “Audit”) of Hisun’s facilities during regular business hours for the purpose of making quality control inspections to assure GMP compliance of the facilities used in the receiving, sampling, analyzing, manufacturing, storing, handling, packaging and shipping of Product.  In addition, in the event of a rejection of Product by Celsion pursuant to Section 4.5, because of a failure of the Product to meet Specifications, then Celsion will have a right to conduct an Audit under the provisions of this Section 5.3.2 to determine to Celsion’s reasonable satisfaction that the cause of the failure has been promptly and adequately rendered by Hisun.  Any Celsion representatives will be advised of the confidentiality obligations of Article 10, below, and will follow such security and facility access procedures as are reasonably required by Hisun.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

Hisun will provide Celsion with a written response to any written Audit observations provided by Celsion within five (5) days of Hisun’s receipt thereof.

5.3.3
Safety Procedures.  Hisun will be responsible for developing, adopting and enforcing safety procedures for the handling and production of Product by Hisun and the handling and disposal of all waste relating thereto.  Such responsibilities will terminate as to the Product upon delivery thereof to Celsion’s common carrier for delivery to Celsion.

5.4
Records and Accounting by Hisun.  Hisun will, with respect to each lot of Product produced by it hereunder, for the longer of (i) any period required by Applicable Laws, or (ii) a period of three (3) year(s) after the expiry of the expiration date of such lot, keep accurate records of the manufacture and testing of each lot of the Product produced by it hereunder, including, without limitation, all such records which are required under Applicable Laws.  Access to such records will be made available by Hisun to Celsion during normal business hours upon Celsion’s reasonable written request.

ARTICLE 6

LABELING; TRADE DRESS; NON-CONFORMING PRODUCT

6.1
Labeling, Trade Dress and Packaging.  The Product will be labeled, prepared and packed for shipment in compliance with GMP and all Applicable Laws.  Celsion shall be responsible for creating and/or designing the Product packaging, labeling and instructions for use for any Product purchased from Hisun under this Agreement.  Celsion, at its expense, will provide Hisun with an electronic graphics file for all new or revised printed packaging components to be used in the manufacture of Product.  Such artwork will be implemented as soon as practicable after all applicable regulatory requirements with respect thereto have been met.  The Parties contemplate that Celsion’s name (or the name of an Affiliate of Celsion) will appear as the exclusive distributor of the Product and Hisun’s name will appear as the manufacturer of the Product.  Celsion will reimburse Hisun for any out-of-pocket costs associated with changing Celsion’s labeling, trade dress and packaging work at the request of Celsion hereunder, unless required pursuant to any regulatory or legal requirements or requested by a Regulatory Authority.

6.2	Lot Numbering. Hisun’s lot numbers will be affixed on the containers for the Product and on each shipping carton in accordance with Applicable Laws.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF HISUN

Hisun hereby represents and warrants to Celsion that, as of the Effective Date and at all times during the Term:

7.1	Organization and Standing. Hisun is a corporation duly organized, validly existing, and in good standing under the laws of China.

7.2
Powers and Authority.  Hisun has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements and instruments to be executed and delivered by it pursuant hereto to perform all of its obligations hereunder.

7.3
Corporate Action; Binding Effect.  Hisun has duly and properly taken all action required by law, its organizational documents, or otherwise, to authorize the execution, delivery, and performance of this Agreement and the other instruments to be executed and delivered by it pursuant hereto and the consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Hisun and constitutes, and the other instruments contemplated hereby when duly executed and delivered by Hisun will constitute, legal, valid, and binding obligations of Hisun enforceable against it in accordance with its respective terms, except as enforcement may be affected by bankruptcy, insolvency, or other similar laws.

7.4
No Conflict.  Neither the execution, delivery or performance by Hisun of this Agreement, nor the consummation of the transactions contemplated hereby, violate or conflict with the charter documents of Hisun, any material contract, agreement or instrument to which Hisun is a party or by which it or its properties are bound, or any judgment, decree, order or award of any court, governmental body or arbitrator by which Hisun is bound.

7.5
Governmental Approval.  Except as set forth on Schedule 7.5, no consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Governmental or Regulatory Authority or any other Third Person is required in connection with the execution, delivery and performance of this Agreement, or any agreement or instrument contemplated by this Agreement, by Hisun or the performance by Hisun of its obligations contemplated hereby and thereby.

7.6
Brokerage.  No broker, finder or similar agent has been employed by or on behalf of Hisun, and no Person with which Hisun has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation, in connection with this Agreement or the transactions contemplated hereby.

7.7
Product Specifications.  All Product delivered by Hisun to Celsion hereunder: (i) will conform to the Specifications then in effect, (ii) will be manufactured, stored, packaged and shipped in accordance with all applicable international, federal, state and local laws and regulations and GMP in effect at the time of manufacture, (iii) will not be adulterated or misbranded by Hisun within the meaning of the FDCA, and (iv) upon delivery to Celsion, FOB Hisun’s loading dock, will convey good title to such Product to Celsion free and clear of any liens, security interests, adverse claims or other encumbrances.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

7.8
Shelf Life of Product.  Each lot of Product delivered to Celsion will at the time of delivery to the carrier have a shelf life of [***] and continue until the applicable expiration date to conform to the Specifications and be free from defects in materials and workmanship.

7.9
Manufacturing Facilities and Processes.  The manufacturing facilities and process utilized by Hisun for the manufacture, storage, labeling and shipment of the Product will at all times during the Term of this Agreement, comply with all applicable FDA and SFDA regulations and GMP.

7.10
Compliance with Applicable Laws.  Hisun shall comply with all Applicable Laws with respect to the development, production, manufacture, store age, packaging and shipment of Product within the Territory. Without limiting the generality or effect of the foregoing, Hisun shall perform its obligations under this Agreement and its other services in relation to the Product (including, development and manufacturing services) in compliance with all Laws relating to anti-bribery, anti-corruption, anti-money laundering, record keeping and internal control laws, including the U.S. Foreign Corrupt Practices Act.

7.11
Infringement.  Hisun is not aware of any third party intellectual property that would be infringed by Hisun’s exercise of the license granted to Hisun by Celsion hereunder.  Hisun has not received any communication (verbal or otherwise) from any third party alleging that the Product or the manufacturing process used for the Product infringes any third party intellectual property rights.

7.12
Not Debarred.  Hisun is not debarred and has not and will not use in any capacity the services of any Person debarred any Applicable Laws.  If at any time this representation and warranty is no longer accurate, Hisun will immediately notify Celsion of such fact.

7.13
Trademarks.  Hisun expressly acknowledges that it does not own or otherwise have any rights to any trademarks or trade names relative to the Product and hereby agrees that any trade names or trademarks used by Celsion relative to the Product are and shall remain at all times during the Term the sole and exclusive property of Celsion.

7.14
Implied Warranties.  EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, HISUN MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, WITH RESPECT TO THE PRODUCT AND HISUN SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES OF CELSION

Celsion represents and warrants to Hisun that, as of the Effective Date and at all times during the Term:

8.1	Organization and Standing. Celsion is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

8.2
Power and Authority.  Celsion has all requisite corporate power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered by it pursuant hereto and to consummate the transactions contemplated herein.

8.3
Corporate Action; Binding Effect.  Celsion has duly and properly taken all action required by law, its organizational documents, or otherwise, to authorize the execution, delivery, and performance of this Agreement and the other instruments to be executed and delivered by it pursuant hereto and the consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Celsion and constitutes, and the other instruments contemplated hereby when duly executed and delivered by Celsion will constitute, legal, valid, and binding obligations of Celsion enforceable against it in accordance with its respective terms, except as enforcement may be affected by bankruptcy, insolvency, or other similar laws.

8.4
No Conflict.  Neither the execution, delivery or performance by Celsion of this Agreement, nor the consummation of the transactions contemplated hereby, violate or conflict with the charter documents of Celsion, any material contract, agreement or instrument to which Celsion is a party or by which it or its properties are bound, or any judgment, decree, order or award of any court, governmental body or arbitrator by which Celsion is bound.

8.5
Governmental Approval.  Except as set forth on Schedule 8.5, no consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any governmental or Regulatory Authority or any other Third Person is required in connection with the execution, delivery and performance of this Agreement, or any agreement or instrument contemplated by this Agreement, by Celsion or the performance by Celsion of its obligations contemplated hereby and thereby.

8.6
Brokerage.  No broker, finder or similar agent has been employed by or on behalf of Celsion, and no Person with which Celsion has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation, in connection with this Agreement or the transactions contemplated hereby.

8.7
Not Debarred.  Celsion is not debarred and has not and will not use in any capacity the services of any Person debarred under Applicable Laws.  If at any time this representation and warranty is no longer accurate, Celsion will immediately notify Hisun of such fact.

8.8	Compliance with Applicable Laws. Celsion shall comply with all Applicable Laws relating to its distribution, marketing, promotion and sale of the Product.

ARTICLE 9

TERM OF MANUFACTURING AGREEMENT; TERMINATION

9.1
Term of Agreement.  Unless sooner terminated in accordance with this Article 9, this Agreement will take effect and commence on the Effective Date and continue in effect for a term of ten (10) years after the date the Product is approved for sale in China by the SFDA (the “Term”).

9.2	Termination. In addition to termination by expiration under Section 9.1, above, each Party will have the right to terminate this Agreement as follows:

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
(a)           Either Party may terminate this Agreement because of a material breach or material default of this Agreement by the other Party as follows:  The terminating Party will give the other Party prior written notice thereof, specifying in reasonable detail the alleged material breach or material default, and if such alleged material breach or material default continues unremedied for a period of thirty (30) days with respect to monetary breaches or defaults or forty-five  (45) days with respect to non-monetary breaches or defaults after the date of receipt of the notification, then such terminating Party may immediately terminate this Agreement by again providing written notification to the defaulting Party.  The right of a party to terminate this Agreement pursuant to this Section 8.2(a) will not be the exclusive remedy of the non-defaulting party, and will not be in lieu of any other remedies available to a Party hereto for any breach or default hereunder on the part of the other Party.

(b)           Either Party may immediately terminate this Agreement by providing written notice to the other Party if the other Party is declared insolvent or bankrupt by a court of competent jurisdiction, or a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by the other Party, or an involuntary petition for relief under the United States Bankruptcy Code (or foreign equivalent) is filed in a court of competent jurisdiction against the other Party which is not dismissed within sixty (60) days of its filing, or the other Party makes or executes any assignment for the benefit of creditors.

(c)           In the event that Hisun contemplates not renewing this Agreement at the end of the Term, Hisun will in good faith, provide Celsion with such decision in a timeframe sufficient to allow Celsion to develop an alternative supplier, which typically involves an 18-24 lead time. Alternatively, Hisun shall continue to supply Product to Celsion in accordance with the terms of this Agreement after expiration of the Term of this Agreement for such period of time as may be reasonably required for Celsion to effect an orderly transition to an alternative supplier of the Product.

9.3
Effect of Termination.  Upon termination of this Agreement for any reason (whether due to breach of either Party, expiration pursuant to Section 9.1, or otherwise), Hisun will furnish to Celsion a complete inventory of all work in progress for the manufacture of the Product and an inventory of all finished Product.  Unless otherwise agreed to between the Parties, all stock on hand as of the effective date of termination of this Agreement will be dealt with promptly as follows:

(a)           Product manufactured and packaged pursuant to purchase orders received from Celsion and accepted by Hisun will be delivered by Hisun to Celsion, whereupon Celsion will pay Hisun therefore in accordance with the terms hereof;

(b)           Work in progress commenced by Hisun against accepted purchase orders from Celsion or work in progress or finished Product commenced or finished in reliance on the quantity of Product forecasted for the current Calendar Quarter in the Forecast delivered to Hisun on or before the thirtieth (30th) day of the previous Calendar Quarter will be completed by Hisun and delivered to Celsion, whereupon Celsion will pay Hisun therefore in accordance with the terms hereof; and

Notwithstanding Section 2.3, but subject to Section 2.4, payment for all Product and other materials delivered to Celsion pursuant to this Section 8.4 will be deemed payable upon receipt of an invoice evidencing delivery of such Product and materials to Celsion.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

9.4
Continuing Obligations.  Termination of this Agreement for any reason will not relieve the Parties of any obligation accruing prior thereto or any antecedent breach of the provisions of this Agreement will be without prejudice to the rights and remedies of either Party with respect to any antecedent breach of the provisions of this Agreement.  Without limiting the generality of the foregoing and in addition to the foregoing, no termination of this Agreement, whether by lapse of time or otherwise, will serve to terminate the rights and obligations of the Parties hereto under Sections 7.6, 8.6, 10.1, 12.1 and 17.15 hereof, and such obligations will survive any such termination.

9.5
Non-Exclusive Remedies.  The remedies set forth in this Section 9 or elsewhere in this Agreement will be in addition to, and will not be to the exclusion of, any other remedies available to the Parties at law, in equity or under this Agreement in the event of a breach by the other Party of the provisions of this Agreement.

ARTICLE 10

CONFIDENTIALITY

10.1
Confidentiality.  Each Party acknowledges that, in the course of performing its duties and obligations under this Agreement, certain information that is confidential or proprietary to such Party (“Confidential Information”) will be furnished by the other Party or such other Party’s representatives.  Each Party agrees that any Confidential Information furnished by the other Party or such other Party’s representatives will not be used by it or its representatives except in connection with, and for the purposes of, the manufacturing, promotion, marketing, distribution and sale of Product and for any other purpose permitted under this Agreement and, except as provided herein, will not be disclosed by it or its representatives to any third party without the prior written consent of the other Party.  Notwithstanding the foregoing, Confidential Information furnished by a Party may be disclosed by a Receiving Party to such Receiving Party’s professional advisors or such Receiving Party’s bona fide potential purchasers, acquirers, investors, bankers and lenders, and the professional advisors of the foregoing; provided that such persons need to know the disclosed information and agree to be bound by the Receiving Party’s obligation of confidentiality with respect to such information.  The Parties further agree that all Confidential Information disclosed in written, electronic or other tangible form (such as a physical prototype, physical sample, photograph or video tape) shall be clearly marked “CONFIDENTIAL” or, if furnished in oral form or by visual observation, shall be stated to be confidential by the Party disclosing such information at the time of such disclosure and reduced to a writing by the Party disclosing such information which is furnished to the other Party or such other Party’s representatives within forty-five (45) days after such disclosure.

10.2
Exceptions.  The confidentiality obligations of each Party under this Article 10 do not extend to any Confidential Information furnished by the other Party or such other Party’s representatives that (a) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its representatives, (b) is or becomes generally available to the public as a result of a disclosure specifically permitted under this Article 10, (c) was available to the Receiving Party or its representatives on a non-confidential basis prior to its disclosure thereto by the other Party or such other Party’s representatives, (d) can be demonstrated by the Receiving Party that it was independently developed by the Receiving Party without reference to any Confidential Information of the other Party, or (e) becomes available to such Party or its representatives on a non-confidential basis from a source other than the other Party or such other Party’s representatives; provided, however, that such source is not bound by a confidentiality agreement with the other Party or such other Party’s representatives.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

10.3
Legally Required Disclosures.  If the Party receiving any Confidential Information or any of its representatives (the “Receiving Party”) is required by law, rule or regulation or by order of a court of law, administrative agency, or other governmental body (including the United States Securities and Exchange Commission or its foreign equivalent) to disclose any of the Confidential Information, the Receiving Party will (a) promptly provide the other party (the “Disclosing Party”) with reasonable advance written notice if at all possible to enable the Disclosing Party the opportunity to seek a protective order or to otherwise prevent or limit such legally required disclosure, (b) use Commercially Reasonable Efforts to cooperate with the Disclosing Party to obtain such protection, and (c) disclose only the legally required portion of the Confidential Information.  Any such legally required disclosure will not relieve the Receiving Party from its obligations under this Agreement to otherwise limit the disclosure and use of such information as Confidential Information.

10.4	Terms of Agreement. The terms of this Agreement, and the transactions contemplated hereby, shall be deemed to be Confidential Information subject to the provisions of this Article 10.

10.5
Compelled Disclosure.  In the event that either Party or its representatives are requested or become legally compelled (by oral questions, interrogatories, requests for information or document subpoena, civil investigative demand or similar process) to disclose any Confidential Information furnished by the other Party or such other Party’s representatives or the fact that such Confidential Information has been made available to it, such Party agrees that it or its representatives, as the case may be, will provide the other party with prompt written notice of such request(s) so that the other Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement.  In the event that such protective order or other remedy will not be obtained, or that the other Party waives compliance with the provisions of this Agreement, such Party agrees that it will furnish only that portion of such Confidential Information that is legally compelled and will exercise Commercially Reasonable Efforts to obtain reliable assurance that confidential treatment will be accorded to that portion of such Confidential Information and other information being disclosed.

10.6
Return of Confidential Information.  Upon termination of this Agreement and upon the request of the Disclosing Party, the Receiving Party will return to the Disclosing Party all Confidential Information (including copies) provided by the Disclosing Party under this Agreement, and will destroy all summaries, extracts and the like prepared by the Receiving Party that incorporate the Disclosing Party’s Confidential Information; provided, however, that the Receiving Party may retain one complete copy of the Confidential Information, for the sole and limited purpose of determining its obligations under this Agreement, such copy to be retained by the Legal Department of the Receiving Party.

10.7
Survival.  The obligations of the Parties under this Article 10 shall terminate [***] after termination or expiration of this Agreement except with respect to any Confidential Information that constitutes trade secret, the obligations under the Articles shall survive until such Confidential Information ceases to be a trade secret.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

ARTICLE 11

OPTION TO SUPPLY PRODUCT OUTSIDE THE TERRITORY

11.1
Mutual Options.  During the Term of this Agreement, Celsion hereby grants to Hisun, the option to manufacture and supply the Product to Celsion, in markets outside the Territory from time to time.  Similarly, Hisun hereby grants to Celsion the option to request that Hisun supply the Product to Celsion, in markets outside the Territory from time to time.

11.2	Conditions to Exercise of the Options. Each of the options set forth in Section 11.2 above shall be subject to and conditioned upon satisfaction of each of the following conditions:

1.	The Party that is the grantee of the option shall not be in breach or default of any of its material obligations under this Agreement.

2.	The Parties are able to mutually agree upon the detailed terms of such development, manufacture and supply arrangements and execute definitive agreements reflecting such terms.

3.	[***]

4.
Hisun has taken all steps necessary to obtain complete and unconditional approval of Hisun’s manufacture, storage, packaging, shipment and supply of the Product to Celsion in the relevant countries outside the Territory from the Regulatory Authorities in such countries.

5.	[***]

ARTICLE 12

NONCOMPETITION

12.1
Hisun Obligation.  During the longer of (i) the Term of this Agreement, or (ii) ten (10) years after Product approval in the Territory, Hisun agrees that neither it, nor any of its shareholders, officers or employees, shall engage, directly or indirectly, as an owner, officer, director, employee, consultant, partner, joint venturer, or in any other capacity in which it receives compensation, in the development, manufacturing, supply or sale of any heat activated liposomal drug (meaning any liposomal drug with a release temperature range of 39° C - 45° C) for any person or entity other than Celsion or its marketing and distribution partners (the “Restricted Field of Use”), whether inside or outside the Territory.

12.2
Injunctive Relief.  Any breach or threatened breach by Hisun of its obligations under this Article 12, shall cause immediate and irreparable harm to Celsion, for which there may be no adequate remedy at law.  Thus, in addition to any other legal or equitable remedies it may have, Celsion may seek injunctive relief, specific performance, or any other form of equitable relief, in a court of competent jurisdiction to remedy such breach.  This provision is not a waiver of any other rights or remedies which Celsion may have at law or in equity, including the right to recover monetary damages arising from such breach.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

ARTICLE 13

ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES

13.1
Compliance with Law.  Hisun will comply with all Applicable Laws relating to its development, production, manufacturing, store age, packaging and shipment  of the Product.  Celsion will comply with all Applicable Laws relating to its distribution, marketing, promotion and sale of the Product.  The Parties acknowledge and agree that Celsion, as owner of the NDA, will have ultimate responsibility for, among other things, adverse event reporting, product quality complaints, label maintenance, other regulatory reporting obligations, and response to and payment of any and all medical and technical inquiries.  Hisun and Celsion each shall maintain all records and reports required to be kept by Applicable Laws, and each will make its facilities available at reasonable times during regular business hours for inspection by representatives of governmental agencies.  Hisun and Celsion each will notify the other within [***] of receipt of any notice or any other indication whatsoever of any SFDA or other governmental agency inspection, investigation or other inquiry, or other notice or communication of any type from a governmental agency, involving the manufacturing, selling, marketing, promoting, co-promoting and co-marketing of the Product in the Territory.  Celsion and Hisun will cooperate with each other during any such inspection, investigation or other inquiry including allowing upon reasonable request a representative of the other to be present during the applicable portions of any such inspection, investigation or other inquiry and providing copies of all relevant documents.  Celsion and Hisun will discuss any response to observations or notifications received in connection with any such inspection, investigation or other inquiry and each will give the other an opportunity to comment upon any proposed response before it is made.  In the event of disagreement concerning the form or content of such response, however, Hisun will ultimately be responsible for deciding the appropriate form and content of any response with respect to any of its cited activities and Celsion will ultimately be responsible for deciding the appropriate form and content of any response with respect to any of its cited activities, provided that in each case they shall consider in good faith the comments of the other Party in formulating its response.

13.2
Recall.  Hisun and Celsion will each maintain such traceability records as may be necessary to permit a recall or field correction of the Product.  If Hisun or Celsion is required or requested by any governmental authority, or if Celsion in its sole discretion otherwise elects, to recall any Product for any reason, Celsion will be responsible for initiating such recall after appropriate consultation with Hisun.  If Hisun determines a recall is necessary, then Hisun will notify Celsion within [***] in writing and by telephone to Celsion’s Vice President of Regulatory Affairs, whereupon Celsion will initiate the recall.  Both Parties will cooperate fully with one another in connection with any recall.  If any recall of Product distributed on or after the Effective Date is due to Hisun Error, Hisun will reimburse Celsion for (i) the Purchase Price(s) paid by Celsion for such recalled Product, and (ii) all of Celsion’s other reasonable direct costs and expenses actually incurred by Celsion in connection with the recall, including but not limited to, direct costs of retrieving Product already delivered to customers and direct costs and expenses Celsion is required to pay for notification, shipping and handling charges; [***].  If a recall of Product distributed after the Effective Date is due to anything other than Hisun Error, Celsion will bear all costs associated with the recall, Celsion will remain responsible for the Purchase Price(s) for such Product and will reimburse Hisun for all of the reasonable direct costs and expenses described above actually incurred by Hisun (if any) in connection with such recall including, but not limited to, administration of the recall and such other reasonable direct costs as may be reasonably related to the recall.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

13.3
Expenses.  Hisun and Celsion each will bear their own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the performance of the obligations contemplated hereby.

13.4
Reasonable Efforts.  Hisun and Celsion each hereby agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or proper to make effective the transactions contemplated by this Agreement, including such actions as may be reasonably necessary to obtain approvals and consents of Regulatory Authorities (including, without limitation, all applicable drug listing and NDA notifications to the SFDA); provided, however, that no Party will be required to (i) pay money (other than as expressly required pursuant to this Agreement or as implicitly required in order for a Party to carry out its obligations hereunder), or (ii) assume any other material obligation not otherwise required to be assumed by this Agreement.

13.5
Cooperation. If either Party becomes engaged in or participates in any investigation, claim, litigation or other proceeding with any third party, including the SFDA, relating in any way to the manufacturing, selling, marketing, promoting, co-marketing or co-promoting the Product in the Territory, the other Party agrees to cooperate in all reasonable respects with such Party in connection therewith, including using its reasonable efforts to make available to the other such employees who may be helpful with respect to such investigation, claim, litigation or other proceeding, provided that, for purposes of this provision, reasonable efforts to make available any employee will be deemed to mean providing a Party with reasonable access to any such employee at no cost for a period of time not to exceed three (3) business days, and provided that neither Party is required to disclose any legally privileged documents or information to the other Party.  Thereafter, any such employee will be made available for such time and upon such terms and conditions (including compensation) as the Parties may mutually agree.

13.6
Conflicting Rights.  Neither Party will grant any right to any third party which would violate the terms of, or conflict with the rights granted by such Party to the other Party pursuant to, this Agreement.

ARTICLE 14

INDEMNIFICATION; INSURANCE

14.1
Hisun Indemnity.  Hisun hereby agrees to indemnify, defend and hold harmless Celsion and its stockholders, officers, directors and employees (collectively, the “Celsion Indemnified Parties”) from and against any claims, losses, damages, liabilities, causes of action, suits, fines, penalties, costs and expenses, including all reasonable attorneys’ fees and court costs, incurred by Celsion or any of the Celsion Indemnified Parties arising out of or relating to (a) any breach by Hisun of its representations, warranties, covenants and agreements under this Agreement, (b) actions, suits or proceedings alleging personal injury or death, including any product liability claims, or any damage to any property caused by the failure of the Product to conform to the Specifications at the time of delivery to Celsion under this Agreement, (c) allegations that the Hisun intellectual property, or the manufacture, storage or shipment of the Product by Hisun, violates, infringes upon or misappropriates the intellectual property rights of any third party, and (d) any act or omission on the part of Hisun in performing its obligations under this Agreement; except to the extent that the foregoing (a) through (d) is based upon any claim upon which Celsion is required to indemnify Hisun under Section 14.2 hereof.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

14.2
Celsion Indemnity.  Celsion hereby agrees to indemnify, defend and hold harmless Hisun and its stockholders, officers, directors and employees (collectively the “Hisun Indemnified Parties”) from and against any claims, losses, damages, liabilities, causes of action, suits, fines, penalties, costs and expenses, including all reasonable attorneys’ fees and court costs, incurred by Hisun or any of the Hisun Indemnified Parties arising out of or relating to (a) any breach by Celsion of its representations, warranties, covenants and agreements under this Agreement, (b) actions, suits or proceedings arising from or relating to the marketing, promotion, sale, handling or distribution of the Product by Celsion or its distributors or licensees, (c) allegations that the intellectual property rights of Celsion, or the marketing, promotion, sale, handling or distribution of the Product by Celsion in the Territory, violates, infringes upon or misappropriates the intellectual property rights of any third party and (d) any act or omission on the part of Celsion in performing its obligations under this Agreement; except to the extent that the foregoing (a) through (d) is not based upon any claim upon which Hisun is required to indemnify Celsion under Section 14.1 hereof.

14.3
Claims for Indemnification.  Whenever any indemnification claim arises under this Agreement, the party seeking indemnification (the “Indemnified Party”) shall promptly notify the other party (the “Indemnifying Party”) of the claim and, when known, the facts constituting the basis of such claim; provided, however, that failure to give such notice shall not relieve the Indemnifying Party of its obligation hereunder unless and to the extent that such failure substantially prejudices the Indemnifying Party.

14.4
Third-Party Claims.  In the event of a third-party claim giving rise to indemnification hereunder, the Indemnifying Party may, upon prior written notice to the Indemnified Party, assume the defense of such claim with counsel reasonably satisfactory to the Indemnified Party, and shall thereafter be liable for all expenses incurred in connection with such defense, including attorneys’ fees and expenses; provided, however, that if the Indemnifying Party assumes the defense of any such claim, the Indemnified Party may participate in such defense at its own expense and with counsel of its choice.  If the Indemnifying Party elects to control the defense of such claim, it shall do so diligently and shall have the right to settle any claim for monetary damages, provided such settlement includes a complete and absolute release of the Indemnified Party and shall not admit any fault or liability on the part of the Indemnified Party.  Notwithstanding anything to the contrary, the Indemnifying Party may not settle any claims for fines, penalties or the like or in any way adverse to the Indemnified Party without the prior written consent of the Indemnified Party, which shall not unreasonably be withheld or delayed.

14.5
Third-Party Infringement.  Each party shall promptly notify the other party in writing of any infringement or violation by any third party of any Celsion intellectual property rights related to the Product of which it becomes aware.  In the case of any infringement or violation by any third party in the Territory of any Celsion intellectual property rights related to the Product, Celsion shall have the right but not the obligation, at its sole expense, to exercise its rights (including, without limitation, common law and statutory rights) to cause such third party to cease such infringement and to otherwise enforce such rights.  If Celsion exercises such right, Celsion shall select legal counsel and pay all legal fees and costs of prosecution of such action.  Celsion shall have one hundred twenty (120) days from the date it is notified in writing of the infringement or violation to elect to exercise its rights to cause such third party infringement to cease.  Celsion shall be entitled to retain all amounts received as a result of settlement or judgment of such action.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

14.6
Infringement Defense.  In the event either party receives notice of any claim that the manufacture, storage, packaging, use or sale of the Product in the Territory infringes the rights of a third party, it shall give prompt notice to the other party and shall discuss in good faith alternative strategies for addressing the matter and cooperate with each other to terminate such infringement without litigation.  After such discussion, Celsion shall have the right and obligation, at its sole cost and expense, to defend against such claim.  Hisun shall provide, at Hisun’s sole expense, such assistance and cooperation to Celsion as may be reasonably necessary to defend any such action, and Celsion shall have the right to settle such action for monetary damages, provided such settlement includes a complete and absolute release of Hisun.  Notwithstanding anything to the contrary, Celsion may not settle any claims for fines, penalties or the like or in any way adverse to Hisun without the prior written consent of Hisun, which shall not unreasonably be withheld or delayed.

14.7
LIMITATION ON LIABILITY.  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, COLLATERAL OR INCIDENTAL DAMAGES, OR DAMAGES FOR LOST PROFITS, HOWEVER CAUSED AND BASED ON ANY THEORY OF LIABILITY, ARISING OUT OF THIS AGREEMENT, ARISING OUT OF THIS AGREEMENT OR THE PERFORMANCE OR FAILURE TO PERFORM ANY OBLIGATIONS SET FORTH HEREIN, AND WHETHER OR NOT THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  THE PARTIES AGREE, HOWEVER, NONE OF THE FOREGOING LIMITATIONS OF THIS SECTION 14.7 APPLY TO ANY AMOUNTS PAID OR PAYABLE DUE TO ANY THIRD-PARTY RELATED CLAIM, DEMAND, PROCEEDING, SUIT OR ACTION FOR WHICH A PARTY IS OBLIGATED TO INDEMNIFY THE OTHER PARTY PURSUANT TO THIS ARTICLE 14, AND ANY SUCH AMOUNTS WILL BE CONSIDERED COMPENSATORY OR DIRECT DAMAGES AND NOT INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, COLLATERAL OR INCIDENTAL DAMAGES.

14.8
Cooperation as to Indemnified Liability.  Each Party hereto shall reasonably cooperate with other party with respect to access to books, records, or other documentation within such Party’s control, if deemed reasonably necessary or appropriate by any Party in the defense of any claim, which may give rise to indemnification hereunder.

14.9
Insurance Requirements.  At all times after Hisun commences manufacture of the Product in accordance with the terms of this Agreement, in order to provide sufficient protection to Celsion, Hisun will, at its own cost and expense, obtain and maintain in full force and effect, during the Term, Property Comprehensive Insurance (in the amount of [***]), Employment Injury Insurance (in accordance with the requirements of Chinese law),  At the written request by Celsion, Hisun will furnish Celsion with a certificate of insurance within thirty (30) days of the Effective Date of this Agreement evidencing that such insurance is in effect and Hisun should be maintain the above insurances during the term of this Agreement.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

ARTICLE 15

INTELLECTUAL PROPERTY

15.1	Ownership of Intellectual Property.

15.1.1	Celsion Background IP. As between the Parties, Celsion is and shall remain the sole owner of all Celsion Background IP.

15.1.2	Hisun Background IP. As between the Parties, Hisun is and shall remain the sole owner of all Hisun Background IP.

15.1.3
Joint Improvements and Hisun Improvements.  The Parties recognize that, as a result of the collaboration contemplated by this Agreement, certain improvements to the Celsion Background IP may be jointly developed by Celsion and Hisun, or by Hisun.  All such improvements to Celsion Background IP, whether developed by Celsion, Hisun, or jointly developed by Celsion and Hisun, shall be owned exclusively by Celsion.  In exchange for the fee to be paid by Celsion pursuant to Section 2.2.4, Hisun hereby irrevocably transfers and assigns, and shall cause each of its employees and personnel to irrevocably transfer and assign, and to promptly take all necessary actions to so transfer and assign, its and their entire right, title, interest, and ownership claim, in any such improvements to the Celsion Background IP, to Celsion.  Celsion hereby grants to Hisun a non-exclusive, perpetual, world-wide, royalty-free license to use, develop, market and sell drugs or products utilizing any joint improvements to the Celsion Background IP developed by Hisun, or jointly developed by Hisun and Celsion, provided that such license shall not apply to the Restricted Field of Use, whether inside or outside the Territory, for the longer of (i) the Term of this Agreement, or (ii) [***] after Product approval in the Territory, after which Hisun shall be free to use any jointly developed improvements to the Celsion Background IP without restriction.

ARTICLE 16

DISPUTE RESOLUTION

16.1	Arbitration.

16.1.1
Good Faith Negotiation.  With the exception of those matters referred for independent decision making under Section 4.5.2, in the event of any dispute arising out of or relating to this Agreement, the Parties shall first attempt to resolve such dispute through good-faith negotiations. Such negotiations shall not extend for a period of more than one (1) month following written notification of such dispute by one Party to the other Party.

16.1.2
Resolution by CEO Discussion.  Either Party may refer any such dispute to the Party’s respective Chief Executive Officer, who shall confer on the resolution of the issue.  Any final decision mutually agreed to by such officers shall be conclusive and binding on the Parties.  If such officers are not able to agree on a resolution within fifteen (15) Business Days after first discussing the issue, either Party may, by written notice to the other Party, elect to initiate arbitration pursuant to Section 16.1.3.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

16.1.3
Arbitration Rules and Location.  Any arbitration under this Section 16.1 shall be administered by the American Arbitration Association under its Commercial Arbitration Rules then in effect (the “Arbitration Rules”) and as otherwise described in this Section 16.1.3.  The arbitration shall take place in Singapore.

(i)	Full Arbitration. Unless Section 16.1.3(ii) is invoked for an expedited arbitration, the following procedures apply:

(1)
The Parties shall appoint an arbitrator by mutual agreement.  If the Parties cannot agree on the appointment of an arbitrator within thirty (30) days of the demand for arbitration, an arbitrator shall be appointed in accordance with the Arbitration Rules.

(2)
Either Party may apply to the arbitrator for interim injunctive relief until the arbitration decision is rendered or the matter is otherwise resolved.  Either Party also may, without waiving any right or remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending resolution of the arbitration matter pursuant to this Section 16.1.3.  The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve the dispute submitted to arbitration; provided, however, that the arbitrator shall not have the power to alter, amend, or otherwise affect the terms or provisions of this Agreement.  Judgment upon any award rendered pursuant to this Section may be entered by any court having jurisdiction over the Parties’ other assets.

(3)
Each Party shall bear its own costs and expenses and attorneys’ fees, and the Party that does not prevail in the arbitration proceeding shall pay the arbitrator’s fees and any administrative fees of arbitration.

(4)
Except to the extent necessary to confirm an award or decision or as may be required by applicable law, neither Party may, and the Parties shall instruct the arbitrator not to, disclose the existence, content, or results of an arbitration without the prior written consent of both Parties.  In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the arbitration matter would be barred by the applicable Delaware statute of limitations.

(5)
The Parties hereby agree that any payment to be made by a Party pursuant to a decision of the arbitrator shall be made in United States Dollars, free of any tax or other deduction.  The Parties further agree that the decision of the arbitrator shall be the sole, exclusive and binding remedy between them regarding determination of the arbitration matters presented and the Parties hereby waive the right to contest the award in any court or other forum.

(ii)	Expedited Arbitration. Any dispute may be referred by either Party for expedited arbitration, in which case the procedures set forth in Section 16.1.3(i) shall apply, except as follows:

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

(1)	A single, independent, conflict-free arbitrator shall be appointed, who shall have sufficient background, expertise, and experience to resolve the dispute (“the Expert”);

(2)
Each Party shall submit a written summary of such Party’s position to the Expert within thirty (30) days of the selection of the Expert.  Within thirty (30) days after receipt of such summaries by the Expert, the Expert shall make a determination that the Expert considers the most fair and reasonable to the Parties, and shall provide the Parties with a written statement setting forth the basis of the determination.

(iii)
Arbitration Results are Binding on the Parties.  All arbitration decisions and outcomes to resolve disputes under this Article 16 are legally binding upon both Parties and will serve as the final decision.

ARTICLE 17

MISCELLANEOUS PROVISIONS

17.1
Successors and Assigns.  This Agreement will be binding upon and will inure to the benefit of the Parties hereto and their respective successors and assigns; provided, however, that neither Hisun nor Celsion may assign or subcontract any of its rights or obligations under this Agreement or any portion thereof without the prior written consent of the other Party, which consent shall be in the sole and absolute discretion of the other Party, except that no prior written consent will be required if Hisun or Celsion assigns any or all of its rights hereunder to one of its Affiliates or Celsion assigns any or all its rights hereunder to its licensees in the Territory.  “Successor” shall mean any successor to a Party by way of the acquisition of all or substantially all of the assets of a Party, or the acquisition of a controlling ownership interest in a Party by way of purchase, share exchange or the merger, consolidation or similar reorganization of a Party.

17.2
Notices.  Unless otherwise stated in this Agreement as to the method of delivery, all notices or other communications required or permitted to be given hereunder will be in writing and will be deemed to have been duly given if delivered by hand, courier, facsimile or if mailed first class, postage prepaid, by registered or certified mail, return receipt requested (such notices will be deemed to have been given on the date delivered in the case of hand delivery or delivery by courier, on the date set forth in the confirmation sheet in the case of facsimile delivery, and on the third (3rd) business day following the date of post mark in the case of delivery by mail) as follows:

If to Hisun, as follows:

[***]

With a copy to:

[***]

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

If to Celsion, as follows:

[***]

With a copy to:

[***]

or to such other address or addresses as may be furnished hereafter in a written notice as provided in this Section 17.2 by any Party hereto to the other Party.

17.3
Waiver.  Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof only by a written instrument executed by such Party.  No delay on the part of Hisun or Celsion in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of either Hisun or Celsion of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

17.4
Entire Agreement.  This Agreement and its appendices, exhibits, schedules and certificates, and all documents and certificates delivered in connection herewith, constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements or understandings of the Parties relating thereto, whether oral or written.

17.5	Amendment. This Agreement may be modified or amended only by written agreement of the Parties hereto signed by authorized representatives of both Parties.

17.6	Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original but all of which together will constitute a single instrument.

17.7	Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of New Jersey (US) excluding any conflict of law principles.

17.8
Captions.  All section titles or captions contained in this Agreement and in any exhibit, schedule or certificate referred to herein or annexed to this Agreement are for convenience only, will not be deemed a part of this Agreement and will not affect the meaning or interpretation of this Agreement.

17.9
No Third Person Rights.  No provision of this Agreement will be deemed or construed in any way to result in the creation of any rights or obligations in any Person not a Party to this Agreement (except for the rights of a Party’s Affiliates and its and its Affiliates’ directors, officers and employees to receive indemnification from the other Party hereunder).

17.10
Construction.  This Agreement will be deemed to have been drafted by both Hisun and Celsion and will not be construed against either Party as the draftsperson hereof.  Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively, (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (d) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; and (e) the term “including” or “includes” means “including without limitation” or “includes without limitation.” Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

17.11	Appendices, Exhibits, Schedules and Certificates. Each appendix, exhibit, schedule and certificate attached hereto is incorporated herein by reference and made a part of this Agreement.

17.12
No Joint Venture.  Nothing contained herein will be deemed to create any joint venture or partnership between the Parties hereto, and, except as is expressly set forth herein, neither Party will have any right by virtue of this Agreement to bind the other Party in any manner whatsoever.

17.13
Severability.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective while this Agreement remains in effect, the legality, validity and enforceability of the remaining provisions will not be affected thereby.

17.14
Force Majeure.  If either Party is prevented from complying, either totally or in part, with any of the terms or provisions set forth herein by reason of force majeure, including, by way of example and not of limitation, fire, flood, explosion, storm, strike, lockout or other labor dispute, riot, war, rebellion, accidents, acts of God, acts of governmental agencies or instrumentalities, failure of suppliers or any other similar or dissimilar cause, in each case to the extent beyond its control despite its Commercially Reasonable Efforts to avoid, minimize, and resolve such cause as promptly as possible, said Party will (a) provide written notice of same to the other Party, and (b) subject to its following obligations with respect to said Party’s efforts to resolve the issue, the Party’s obligation that are prevented from compliance by such force majeure are suspended, without liability, during such period of force majeure.  Said notice will be provided within two (2) business days of the occurrence of such event and will identify the requirements of this Agreement or such of its obligations as may be affected.  If any raw materials, facility systems or capacity is used for both the affected Product and any other product or purposes, any necessary allocation will be made as between Hisun’s needs (including those of any Affiliate of Hisun), Celsion’s needs and the needs of any other Party to whom Hisun has firm contractual obligations on a basis no less favorable than pro rata on a volume basis.  The Party prevented from performing hereunder will use Commercially Reasonably Efforts to remove such disability as promptly as possible and will continue performance whenever such causes are removed.  The Party so affected will give to the other Party a good faith estimate of the continuing effect of the force majeure condition and the duration of the affected Party’s nonperformance.  If the period of any previous actual nonperformance of Hisun because of Hisun force majeure conditions plus the anticipated future period of Hisun nonperformance because of such conditions will exceed an aggregate of [***] days, Celsion may terminate this Agreement by prior written notice to Hisun.  If the period of any previous actual nonperformance of Celsion because of Celsion force majeure conditions plus the anticipated future period of Celsion nonperformance because of such conditions will exceed an aggregate of [***] days, Hisun may terminate this Agreement by prior written notice to Celsion.  When such circumstances as those contemplated herein arise, the Parties will discuss in good faith, what, if any, modification of the terms set forth herein may be required in order to arrive at an equitable solution.

17.15
Press Releases and Announcements.  Neither Party may issue any press release or make any public announcement concerning the transactions contemplated by this Agreement without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned, or delayed).  Notwithstanding the foregoing, if a press release or other public announcement with respect to the subject matter herein is required by Applicable Laws or any listing agreement with a national securities exchange or quotation system, the Party required to make such announcement may do so provided that such Party has provided reasonable notice and a copy of such announcement and, to the extent practicable, takes the views of the other Party with respect to such announcement into account prior to making such announcement.

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

17.16
Hisun USA hereby absolutely, unconditionally and irrevocably guarantees each and every representation, warranty, covenant, agreement and other obligation of, and the full and timely payment and prompt and complete performance of Hisun’s obligations and liabilities under the provisions of this Agreement, including the non-compete obligations set forth in Section 12.1 and indemnification obligations set forth in Article 14.  Any breach by Hisun of any representation, warranty, covenant, agreement and other obligation shall be deemed a breach by Hisun USA, with respect to which Celsion shall have the right to enforce against Hisun USA.

(Signatures on following page)

Exhibit 10.2

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized officers to execute this Agreement as of the date first above written.

CELSION CORPORATION

By:
Michael Tardugno, Chief Executive Officer

ZHEJIANG HISUN PHARMA. CO. LTD.

By:	[***]
[***]

Hisun Pharmaceutical USA Inc.

By:	[***]
[***]

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

Schedule 1.13

Manufacturing Responsibilities Document

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

Schedule 1.16

Product List

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

Schedule 1.36

Specifications

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
Schedule 2.1

Product Inventory

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

Schedule 3.1A

Pricing for Product

[***]

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

Schedule 3.1B

Manufacturing Sites

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

Schedule 4.2

Initial Forecast

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

Schedule 4.3A

Lot Size

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

Schedule 4.3B

Purchase Order Information

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2
Schedule 4.4

Form of Certificate of Analysis

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

Schedule 7.5

Required Hisun Approvals

***Text Omitted and Filed Separately with the Securities and Exchange
Commission. Confidential Treatment Requested Under
17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

Schedule 8.5

Required Celsion Approvals